Exhibit 99.1

Montpelier Re Reports First Quarter 2008 Operating Income of $28.2 Million, or $0.32 Per Share and a Comprehensive Loss of $1.8 Million, or $(.02) Per Share

HAMILTON, Bermuda--(BUSINESS WIRE)--Montpelier Re Holdings Ltd. (NYSE: MRH); (the "Company") reported a fully converted book value per share of $17.76 as at March 31, 2008, an increase of 12.3% over the past twelve months and a decrease of 0.3% for the past three months, inclusive of dividends.

The comprehensive loss for the quarter ended March 31, 2008 was $1.8 million, or $0.02 per share. Operating income, which excludes foreign exchange and investment gains and losses, was $28.2 million, or $0.32 per share.

The loss ratio for the quarter was 54.5 percent, which includes $42.8 million of large individual risk losses, slightly above the $30 - 40 million range pre-announced by the Company on February 19th due to subsequent claims notices, and $14 million of losses due to European windstorm Emma. This was offset in part by net favorable prior year reserve development of $21 million, mainly as a result of adjustments to the 2004, 2005 and 2007 catastrophe losses. The combined ratio was 89.7% compared to 65.6% in the first quarter of 2007.

Anthony Taylor, Chairman and CEO, commented: "As we indicated in February, the first quarter of 2008 was marked by an unusual frequency and severity of individual risk losses. Current market estimates have increased from our initial February estimate of over $2 billion to as much as $6 billion. Turning to the quarter’s investment performance, despite the extreme volatility in financial markets which impacted a wide range of asset classes our overall portfolio has stood up well, incurring a slight loss of 0.2% on a total return basis.

“On the capital management front, we continue our active approach, and repurchased 4,784,764 common shares during the quarter at an average price of $16.33 per share. Since the end of the quarter we have repurchased a further 1,038,080 common shares at an average price of $16.57 per share.”

Please refer to our March 31, 2008 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1) Fully converted book value per share at March 31, 2008 is based on total shareholders' equity at March 31, 2008 divided by common shares outstanding of 94,505,314 less 7,920,000 shares subject to the share issuance agreement, plus shares issuable upon conversion of outstanding share equivalents of 1,789,328 at March 31, 2008. Fully converted book value per share at December 31, 2007 is based on total shareholders' equity at December 31, 2007 divided by common shares outstanding of 99,290,078 less 7,920,000 shares subject to the share issuance agreement, plus shares issuable upon conversion of outstanding share equivalents of 1,109,083 at December 31, 2007.

(2) The return for the quarter represents the change in fully converted book value per share from $17.88 at December 31, 2007 to $17.76 at March, 2008, after giving effect to the dividend of $0.075 per share, excluding shares subject to the share issuance agreement.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, April 30, 2008 at 9.30 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company's website at www.montpelierre.bm or by dialing 800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through May 30, 2008 by dialing 877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 417763.

The Company, through its subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share and per share amounts)
unaudited

	March 31,		December 31,
	2008		2007
Assets

Investments and cash:
Fixed maturity investments, at fair value	$1,520.2		$2,061.5
Equity securities, at fair value	224.7		220.2
Other investments	104.4		77.7
Restricted Cash	50.7		35.5
Cash and cash equivalents	829.9		453.2

Total investments and cash	2,729.9		2,848.1

Securities lending collateral	70.2		192.0
Reinsurance recoverable on unpaid losses	139.3		152.5
Reinsurance recoverable on paid losses	30.0		16.8
Premiums receivable	255.3		160.5
Unearned premium ceded	36.6		21.1
Deferred acquisition costs	38.6		27.7
Accrued investment income	13.6		19.4
Unsettled sales of investments	3.0		56.0
Other assets	35.0		31.1

Total Assets	$3,351.5		$3,525.2

Liabilities

Loss and loss adjustment expense reserves	$846.7		$860.7
Debt	352.4		427.4
Securities lending payable	71.0		193.4
Unearned premium	284.7		187.4
Insurance and reinsurance balances payable	53.2		40.7
Unsettled purchases of investments	73.9		23.8
Accounts payable, accrued expenses and other liabilities	37.5		50.0

Total Liabilities	1,719.4		1,783.4

Minority Interest - Blue Ocean
Blue Ocean - preferred equity	-		20.6
Blue Ocean - common equity	62.6		68.1

Total Minority Interest	62.6		88.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,619.2		1,694.5
Retained deficit	(49.8)		(43.6)
Accumulated other comprehensive income	0.1		2.2

Total Common Shareholders’ Equity	1,569.5		1,653.1

Total Liabilities, Minority Interest and Common Shareholders’ Equity	$3,351.5		$3,525.2

Common shares outstanding (000s) [1]	94,505	sh	99,290	sh
Common and common equivalent shares outstanding (000s) [1]	96,294		100,399

Book value per share:

Book value per share	$18.13		$18.09
Fully converted book value per share	$17.76		$17.88
Fully converted tangible book value per share	$17.71		$17.82

[1] Includes 7,920,000 shares subject to a share issuance agreement as of March 31, 2008 and December 31, 2007, respectively. These shares were not dilutive to the calculations of book value per share presented above.

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions of U.S. dollars, except per share amounts)
unaudited

	Three Months Ended March 31,
	2008	2007

Underwriting revenues

Gross premiums written	$256.8	$261.0
Reinsurance premiums ceded	(34.7)	(71.7)
Net premiums written	$222.1	$189.3

Gross premiums earned	$159.5	$174.7
Earned reinsurance premiums ceded	(19.2)	(32.0)
Net premiums earned	140.3	142.7

Underwriting expenses

Loss and loss adjustment expenses - current year	(97.4)	(67.7)
Loss and loss adjustment expenses - prior year	21.0	8.1
Acquisition costs	(21.7)	(18.5)
General and administrative expenses	(27.8)	(15.4)

Underwriting income	14.4	49.2

Net investment income	24.5	33.1
Other revenue	1.3	2.1
Interest and other financing expenses	(7.2)	(8.5)
Other non-underwriting expenses	(2.9)	(2.9)
Minority interest expense - Blue Ocean	(1.9)	(12.7)

Operating income [1]	28.2	60.3

Net realized and unrealized investment gains (losses)	(39.7)	15.3
Net foreign exchange gains (losses)	11.8	(2.3)
Income tax provision	-	-

Net income	0.3	73.3

Other comprehensive income items	(2.1)	(0.7)

Comprehensive income (loss)	$(1.8)	$72.6

Earnings per share:

Basic earnings per share	$-	$0.76
Diluted earnings per share	-	0.76
Diluted operating earnings per share [1]	0.32	0.62
Diluted comprehensive earnings (loss) per share	(0.02)	0.75

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	69.4%	47.5%
Prior year	-14.9%	-5.7%
Loss and loss adjustment expense ratio	54.5%	41.8%
Expense ratio	35.2%	23.8%
Combined ratio	89.7%	65.6%

[1] Excludes net realized and unrealized gains on investments and foreign exchange.

CONTACT:
Montpelier Re Holdings Ltd.
William Pollett, 441-297-9576
SVP & Treasurer